Exhibit 99.1

ATTACHMENT 1

Information for inclusion in the Rule 24 certificate filing

For the quarter ended 30 June 2005

Shares issued:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other share issues	GRAND TOTAL
- in quarter	0	0	0	696,629	2,143,512	0	698	2,840,839	0	2,840,839
- from 1 April 2004 to end of quarter	0	0	0	3,472,189	5,172,016	0	698	8,644,903	0	8,644,903

Options granted (for which shares will need to be issued at a future time):	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other options granted	GRAND TOTAL
- in quarter	0	2,144,245	0	0	0	0	0	2,144,245	0	2,144,245

Shares issuable:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs
- under ESPs to end of order (31 March 2007)	0	0	0	0	6,333,408	0	0	6,333,408

Assumptions (shares issuable):

OPTIONS: anything which could normally be exercised by 31 March 2007 is to be included, irrespective of whether or not they are presently under-water.

ESOP: our obligation to issue shares does not exist at the present for future months, and kicks in only once we have collected contributions from employees. Therefore enter NIL for ESOP.